Exhibit 23 (b) (ii) under Form N-1A
                                          Exhibit 3 (ii) under Item 601/Reg. S-K



                               Vision Group of Funds

                                    Amendment #1

                                   to the By-Laws

                           (effective December 18, 2002)

Strike Section 1, Officers, from Article V, Officers, and replace with the following:



     Section 1. OFFICERS. The officers of the Trust shall be a president, a secretary and a treasurer. The Trust may also have, at the discretion of the Board, a chairperson of the Board, a chief executive officers, one or more vice presidents, one or more assistant vice presidents, one or more assistant secretaries, one or more assistant treasurers, and such other officers as may be appointed in accordance with the provisions of Section 3 of this Article V. Any number of offices may be held by the same person. Any officer may be, but not be, a Trustee or Shareholder.

     Strike Sections 6 through 10 from Article V, Officers, and replace with the following:

     Section 6. CHAIRPERSON OF THE BOARD. The chairperson of the Board shall, if present, preside at meetings of the Board and exercise and perform such other powers and duties as may be from time to time assigned to the chairperson by the Board or prescribed by these By-Laws. In the absence o, resignation, disability or death of the president, the chairperson shall exercise all powers and perform all duties of the president until his or her return, such disability shall be removed to or a new president shall have been elected. The chairperson is not required to be a Board member.

     Section 7. CHIEF EXECUTIVE OFFICER. The chief executive officer shall have such powers and duties as may be prescribed by the Board, including, together with the treasurer, providing the certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

     Section 8. PRESIDENT. Subject to such supervisory powers, if any, as may be given by the Board to the chairperson of the Board, the president shall be the chief operating and executive officer of the Trust and shall, subject to the control of the Board, have general supervision, direction and control of the business and the officers of the Trust. In the absence of the chairperson of the Board, the president or his designee shall preside at all meetings of the shareholders and at all meetings of the Board. The president shall have the general powers and duties of management usually vested in the office of president of a corporation and shall have such other powers and duties as may be prescribed by the Board or these By-Laws.

     Section 9. VICE PRESIDENTS. In the absence or disability of the president, the executive vice president or vice presidents, if any, in order of their rank as fixed by the Board or if not ranked, a vice president designated by the Board, shall perform all the duties of the president and when so acting shall have all powers of, and be subject to all the restrictions upon, the president. The executive vice president or vice presidents, whichever the case may be, shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board, these By-Laws, the president or the chairperson of the Board.



     Section 10. SECRETARY. The secretary shall keep or cause to be kept at the principal executive office of the Trust or such other place as the Board may direct a book of minutes of all meetings and actions of trustees, committees of trustees and shareholders with the time and place of holding, whether regular or special, and if special, how authorized, the notice given, the names of those present at trustees' meetings or committee meetings, the number of shares present or represented at shareholders' meetings, and the proceedings.



     The secretary shall cause to be kept at the principal executive office of the Trust or at the office of the Trust's administrator, transfer agent or registrar, as determined by resolution of the Board, a share register or a duplicate share register showing the names of all shareholders and their addresses, the number, series and classes of shares held by each, the number and date of certificates issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.



     The secretary shall give or cause to be given notice of all meetings of the shareholders and of the Board required by these By-Laws or by applicable law to be given and shall have such other powers and perform such other duties as may be prescribed by the Board of by these By-Laws.



     Section 11. TREASURER. The treasurer shall be the chief financial officer of the Trust and shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Trust, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of accounts shall at all reasonable time be open to inspection by any trustee.



     The treasurer shall deposit all monies and other valuables in the name and to the credit of the Trust with such depositories as may be designated by the Board. The treasurer shall disburse the funds of the Trust as may be ordered by the Board, shall render to the president and trustees, whenever they request it, an account of all of the treasurer's transactions as chief financial officer and of the financial condition of the Trust and shall have other powers and perform such other duties as may be prescribed by the Board or these By-Laws.

     The treasurer, together with the chief executive officer, will provide the certifications required under Sections 302 and 9026 of the Sarbanes-Oxley Act of 2002.